Exhibit 99.1

Emmaus Life Sciences, Inc. Receives Japanese Patent for use of L-glutamine in Treatment of Diverticulosis

- Related patents allowed in China and Australia -

- Patents pending in the U.S. and other countries -

TORRANCE, Calif. — December 13, 2016 - Emmaus announced today the allowance of patent application number 2014-547181, directed to the treatment of diverticulosis, by the Japanese Patent Office. The allowance of this application follows the issuance of corresponding patents in both Australia (Pat. No. 2012355956, November 3, 2016) and China (Pat. No. 104114165, October 19, 2016). Related patent applications are currently pending in various jurisdictions around the world, including the United States, Europe, South Korea, Brazil, Russia, India, Mexico and Indonesia.

The allowed Japanese application reports a significant reduction in the number of intestinal diverticula, the primary indicator of diverticulosis, through therapeutic application of L-glutamine. There are no commercial therapies that claim an ability to reduce intestinal diverticula at the present time.

The covered invention is directed to methods and/or compositions for the treatment of diverticulosis. It is more specifically directed to compositions including L-glutamine and/or uses of such compositions in the treatment of diverticulosis. Diverticulosis refers to a condition where pouches (i.e., diverticula) form along the colon wall. Over time, some people get an infection in the pouches (diverticulitis). Epidemiological studies indicate that the prevalence of this disease is increasing worldwide. It is estimated that at least 50% of the population over the age of 60 in the United States, Europe and Australia have diverticulosis. In Japan, a recent study found diverticulosis in 20.3% of the investigated population (mean age 67.6 years).

According to Yutaka Niihara, MD, MPH, Chairman and CEO of Emmaus, the Company is in the process of developing PGLG for the treatment of diverticulosis, in addition to seeking US Food & Drug Administration approval to market the product for the treatment of sickle cell disease in adults and pediatric patients. “We believe that PGLG has the potential to address a range of unmet medical needs and we are working to expand the number of therapeutic indications,” Niihara says. “These patents will allow us to protect our intellectual property as we continue research and product development.” The company recently announced the FDA has set a PDUFA date of July 7, 2017 for a decision on the company’s new drug application for the use of PGLG to treat sickle cell disease.

About Emmaus Life Sciences

Emmaus Life Sciences is engaged in the discovery, development and commercialization of innovative treatments and therapies for rare diseases. The company’s research on sickle cell disease was initiated by Yutaka Niihara, MD, MPH, Chairman and CEO of Emmaus, at the Los Angeles Biomedical Research Institute at Harbor-UCLA Medical Center. For more information, please visit www.emmauslifesciences.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and potential commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Additional risks and uncertainties are described in reports filed by Emmaus Life Sciences, Inc. with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Emmaus is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

For more information, contact:

Media:	Investors:
Jim Heins	Charles Butler
Senior Vice President	Senior Vice President
ICR Healthcare	ICR Healthcare
203-682-8251	415-430-2079
james.heins@icrinc.com	charles.butler@icrinc.com